Exhibit 10.32

LICENSE AGREEMENT

This License Agreement (“License”) made as of the 1st day of April, 2006 (the “Date of this Agreement”), between Tower Top Investments, Inc., a Virgin Islands Corporation, with tax ID number 66-0521939 (hereinafter called “Licensor”) and its successors and assigns, and Elandia Solutions, Inc., a corporation organized and existing under the laws of the State of Florida, with tax ID number 14-1894700 (hereinafter called “Licensee”) and its successors and assigns.

1.	PREMISES

Licensor grants to Licensee the privilege of entering and occupying space upon Licensor’s land and improvements thereto described as 10-3-9 Estate Peterborg and situated on St. Thomas, U.S. Virgin Islands (“the Premises”), together with the privilege of occupying building space and installing telecommunications equipment on Licensor’s tower (“Tower”), for the purpose of operating a PCS network.

2.	USE

2.1 The Premises will be used for the purpose of installing, constructing, maintaining, repairing, operating, altering, inspecting, expanding, adding to and removing Licensee’s communications equipment, as described in attached “Request for Tower Space”, and may include the following:

A. Up to nine (9) PCS antenna(s), as Licensee may deem appropriate for the operation of its facility;

B. Transmission lines, mounting and grounding hardware;

C. Telecommunications equipment, to be housed inside Licensor’s building, which may consist of base station(s), wireless communication equipment, switch(es), power supply(ies), battery(ies), and accessories.

For the purposes of this License, all of Licensee’s equipment, antennas, lines, switches, power supplies, batteries, accessories, and necessary appurtenances will be referred to herein collectively as the “Communications Facility”, and shall include only the equipment as approved in “Request For Tower Space”.

2.2 The above-described Communications Facility may be installed by Licensee or by any of Licensee’s agents or contractors, at its own expense, in a manner dictated by the Request for Tower Space, and must adhere to the following conditions:

Antenna brackets must be approved by Licensor;

Only stainless steel hardware will be used;

No painting of hardware or Tower will be allowed;

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

No drilling or welding to any part of the Tower will be allowed;

All rustable material must be hot dipped galvanized, including nuts, bolts and washers;

No electronics will be installed on the Tower;

Antennas and transmissions lines must be marked so tower maintenance men can easily identify the owner;

Licensee shall provide Licensor a copy of the engineering section of its FCC construction permit;

In no event will Licensee be allowed to install any equipment that will over-burden Licensor’s facilities or cause interference or spurious radiation with the broadcasting facilities or to other users of the Tower; and

Licensor must approve installation of the equipment.

Failure to comply with the foregoing conditions will result in immediate cancellation of this License.

2.3 In the event that Licensee’s requirements for building space and/or mounted equipment change during the term of this License, Licensor will make reasonable accommodations to meet the Licensee’s needs, and Licensor shall have the right to adjust the license fee to reflect those changes.

2.4 Licensee shall be responsible for taking such steps that may be necessary to prevent any interference or spurious radiation with Licensor’s facilities, or those of other Licensees presently on the Tower, caused by Licensee’s transmission or other activities of Licensee on the Premises. If such interference or spurious radiation cannot be reduced to levels reasonably acceptable to Licensor, Licensor may elect to terminate this License by giving Licensee thirty (30) days written notice. Licensee shall be responsible for any interference caused by its equipment and shall bear the expense of correcting the cause of the interference. Licensor reserves the right to settle all interference disputes that might arise between all Licensees, not limited to adding band-pass filter, cavities and/or additional shielding that may be necessary to have the systems coexist.

3.	TERM

The term of this License (the “Initial Term”) is three (3) years, commencing on the 1st day of April, 2006 (“Commencement Date”). Licensee also shall have the option to renew this License for four (4) additional three-year period(s), upon Licensee providing Licensor at least ninety (90) days prior written notice of their intention to renew this License. Renewal is subject to mutual agreement of the renewal conditions, including license fees, by both parties.

4.	LICENSE FEE

4.1 Licensee agrees to pay Licensor equal monthly installments of Two Thousand Five Hundred Dollars ($2,500.00) (until increased as set forth herein), partial months to

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

be prorated. Monthly license fees shall be invoiced on the 27th of each month, in advance, and due on the first of each month. Thereinafter, license fees will be increased each year by 3% over the previous year, or by the CPI for the previous year, whichever is greater. In the event that Licensee makes changes in the licensed facilities described in approved “Request for Tower Space”, Licensor shall have the right to adjust the rent to reflect those changes.

4.2 Included in the above monthly fee of this license agreement shall be space on the tower for nine (9) PCS antennas to be building-mounted, and unconditioned interior shelter space within the common room to install two (2) BTS racks.

4.3 In the event that Licensee makes changes in the Communications Facility described in an approved “Request for Tower Space”, Licensor shall have the right to adjust the license fee to reflect those changes. In the event that additional antenna(s) are added to the Communications Facility by Licensee, the license shall be increased as follows:

•	Whip antenna - up to 6’ in length - $75.00 + $3.00 per foot of height on the tower per month.

•	HP dish - $10.00 per square foot of projected wind area (PWA) + $0.20 per square foot of PWA x height on the tower per month. For example: A six-foot solid dish has 28.3 square feet of PWA. The cost for this dish to be mounted at the 85 foot level of the tower would be (28.3 x 10) + (28.3 x 0.20 x 85) = $764.10 per month.

•	Should the dishes or any antennas be mounted to the equipment room building, the cost per month will be $15.00 x the square foot PWA.

•	Other antennas including grid dishes - $17 per square foot of projected wind area (PWA) + $0.50 per square foot of PWA x height on the tower per month. For example: A 6’ grid dish with 3 square feet of PWA at the 50’ level on the tower would cost (17 x 3) + (17 x 0.50 x 50) = $476.00 per month.

4.4 Monthly invoices will be submitted to Licensee at its address designated in Section 16, and the license fees will be paid to Licensor at its address designated in Section 16.

5.	UTILITIES

5.1 Licensee will have use of Licensor’s electricity within the common room. Also included is the use by Licensee of Licensor’s existing emergency backup generator. Licensee shall be required to pay to Licensor, in addition to monthly fee, in any 30-day

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

period in which there is 168 hours of backup generator time used, a fuel surcharge of two hundred fifty dollars ($250.00). Licensor shall be required to notify and invoice Licensee for this fuel surcharge at the address of Licensee designated in Section 16.

5.2 Licensee may install or improve existing utilities servicing the Communications Facility, at sole cost of Licensee, and may install an electrical grounding system or improve any existing electrical grounding system to provide the greatest possible protection from lightning damage to the Communications Facility.

6.	MAINTENANCE OF LICENSEE’S PROPERTY

6.1 Licensee, at its own expense, shall maintain Licensee’s property in accordance with reasonable engineering standards to assure that at all times Licensee’s property and its operations are in conformance with the requirements of the Federal Communications Commissions and all other public authorities with jurisdiction over Licensee.

6.2 It is understood and agreed that Licensor shall not be liable for damages to property of Licensee caused by an Act of God, such as hurricanes, floods, or earthquakes, or by rain or water that may leak into the Licensee’s equipment or from any part of the Premises, unless such damage results from Licensor’s failure to make timely repairs to any portion of the tower or building.

7.	RIGHT OF LICENSOR TO THE PREMISES; RELEASE OF LICENSOR

7.1 Licensor shall have at all times the right to use its land, on, over, or across which such equipment of Licensee shall be installed and maintained, as fully as if the License had not been granted, and without liability to Licensee for any loss, direct or consequential damages, expense, or inconvenience resulting from such use.

7.2 Licensee, its employees, agents, contractors and utility companies, shall have an easement and license over, under, upon and across the adjoining lands of Licensor, and rights-of-way or easements owned or leased by Licensor, on a twenty-four (24) hour daily basis, for (i) ingress and egress to and from the Premises and the Communications Facility (the “Access Easement”), and (ii) the installation, operation and maintenance of necessary utilities for the Premises and the Communications Facility (the “Utility Easement”). If reasonable in Licensee’s opinion, such Access Easement and Utility Easement will be over and lie within existing roads, parking lots and/or roads hereafter established by Licensee. Licensee may improve the Access Easement by grading, graveling and/or paving with Licensor’s prior approval, provided, however that such approval will not be unreasonably withheld. Licensee will notify Licensor of any proposed change in the particular location of any Access Easement or Utility Easement.

7.3 Licensee releases and forever discharges Licensor of, and from, any liability for direct of consequential damage or injury that may be done to such facilities resulting from the use by Licensor of the land, as well as from all maintenance of such facilities.

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

8.	TERMINATION OF AGREEMENT; RESTORATION OF PROPERTY

On termination of this License, by expiration of the Initial Term, or any of the subsequent Renewal Terms, or abandonment of the Premises, or otherwise, Licensee, at its own expense, shall remove all equipment from the Tower and restore the Premises to the condition that existed before Licensee began use of the Premises. Such restoration shall be done under supervision of the authorized representative of Licensor at a time and in such manner as is satisfactory to such representative. Should Licensee fail to make such restoration, Licensor may remove Licensee’s equipment and restore the Premises at the sole cost and expense of Licensee.

9.	USE OF PREMISES BY LICENSEE AFTER TERM OF LICENSE

Should Licensee continue to use the Premises after the expiration of the above-stated terms, such use of the Premises shall be subject to all terms, covenants, and conditions of this License, expressly including the right of termination. Licensee will continue to pay monthly license fees in an amount equal to the license fee paid for the last month prior to the date when use of the Premises should have terminated under this License and the license fees will continue to increase at the agreed upon annual percentage. Licensee will continue use of the Premises from month-to-month until terminated by Licensor or Licensee by the giving of thirty (30) days’ prior written notice to the other.

10.	LIABILITY/INDEMNITY

10.1 Licensee shall procure and maintain, before commencing any installation and/or maintenance work on the Tower, an all risk certificate of insurance covering worker’s compensation insurance with a responsible insurance company acceptable to Licensor. Said insurance shall provide for the payment of compensation in accordance with the laws of the U.S. Virgin Islands for all contractors and subcontractors, and said insurance shall insure Licensor against any and all liability for personal injury or death of such workers and employees. Licensee shall provide Licensor with said certificate of insurance prior to commencement of any installation and/or maintenance provided for in this License.

10.2 Licensee hereby assumes all risks of and responsibility for, and agrees to indemnify and hold harmless the Licensor, from and against any and all claims, demands, suits, actions, recoveries, judgements and cost of expenses in conjunction therewith made, brought or attained on account of the loss of life or property, or injury or damage to persons or property that shall be due to arise out of, result from, or be in any way connected with this License or any work done thereunder. Licensee shall procure and maintain comprehensive public liability and property damage insurance for this work with an insurance company approved by Licensor, covering all its operations and activities on or in connection with the Premises with a single limit of not less than One Million dollars ($1,000,000.00), naming Licensor as an additional insured, and shall not

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

be canceled or changed until Licensor shall be given thirty (30) days written notice. The insurance must be carried throughout the term of this License.

11.	ASSIGNMENT

11.1 Licensee will not assign or transfer this License without the prior written consent of the Licensor, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that Licensee shall have the right to assign its rights under this License to any of its subsidiaries, affiliates, or successor legal entities, to any entity acquiring substantially all of the assets of the Licensee, or to any subsidiary or affiliate of Licensee, without notice to or consent from Licensor.

11.2 Nothing herein shall preclude the sale by Licensor of all or any portion of its property, which includes the Premises, providing that this License shall be binding upon and inure to the benefits of the Licensor’s successors and/or assigns.

12.	DEFAULT AND REMEDIES

12.1 Licensee shall be in default if:

A. Licensee fails to pay the license fee, additional license fees when due or any part thereof, or fails to make any other payment herein provided for and such failure shall continue for thirty (30) days after Licensor shall have given to Licensee written notice thereof. Any such amount not paid within thirty (30) days after it is due shall bear interest at a rate of twelve percent (12%) per annum;

B. Licensee fails to fulfill any other covenants, terms or conditions of this License to be observed and performed by Licensee and such failure shall continue for thirty (30) days after Licensor shall have given written notice to Licensee specifying the nature of such failure or if said failure shall be of such nature that cannot be reasonably carried out or remedied within said thirty (30) day period and Licensee shall have not in good faith commenced the curing or remedying of such failure within such thirty (30) day period and shall not thereafter continually and diligently proceed therewith to completion;

C. Following installation of the Licensee’s Communication Facility on the Premises, Licensee’s Communications Facility is removed from the Premises for more than thirty (30) days.

12.2 If Licensee defaults in any manner, Licensor shall notify Licensee of such default and grant Licensee thirty (30) business days to cure such default. If default is not cured, all obligations of the Licensee shall be due and payable and Licensor shall serve upon Licensee a thirty (30) day written notice of termination and this License shall terminate. Licensee shall remove its Communication Facility from the Premises to Licensor and Licensor shall have all remedies under this License.

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

12.3 Any controversy or claim arising out of or relating to this License, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction.

A. In the event that a claim, dispute or controversy under the terms of this License shall arise between the Licensor and Licensee, either party may serve written notice to arbitrate the dispute or claim on the other party. Each party shall then specify in writing the name and address of the person appointed to act as arbitrator on its behalf. Within fifteen (15) days after receipt of the respective notice to arbitrate and the appointments, parties shall notify the Claimant. The two arbitrators shall meet within ten (10) days after appointment and within thirty (30) days after meeting, the two arbitrators shall designate a third arbitrator. In the event of their being unable to agree upon a third arbitrator within forty (40) days after the appointment of the first and second arbitrator, the third arbitrator will be appointed by Licensee and Licensor, if they can agree thereon within a further period of ten (10) days. If Licensor and Licensee do not so agree, then either party, on behalf of both and on written notice to the other, may request such appointment by the American Arbitration Association.

B. Each party shall pay the fees and expenses of the arbitrator appointed by or for that party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties, which will be born separately by each party) of the arbitration will be borne by the parties equally.

12.4 Upon default under any provisions hereof, Licensee shall be liable for arrears of license fees, if any, the balance of the fees provided for herein, the expense of the removal of Licensee’s Communication Facility, arbitration and reasonable attorney’s fees to the fullest extent permitted under this License. If the net proceeds of any re-contracting of the Premises, after deducting all costs and obligations, exceeds the fees due under this License, Licensee agrees to pay any deficiency plus attorney’s fees.

13.	TERMINATION BY LICENSEE

13.1 Licensee has the right to terminate this License without further liability at any time upon any of the following events:

A. If the approval of any agency, board, court, or other governmental authority necessary for the construction and/or operation of the Communications Facility cannot be obtained, or is revoked, or if Licensee determines the cost of obtaining such approval is prohibitive; or

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

B. If Licensee determines that the Premises are not appropriate for locating the Communications Facility for technological reasons, including, but not limited to, signal interference.

13.2 Licensee will give Licensor thirty (30) days written notice of termination of this License under the terms of Section 16 of this License. Upon termination, Licensor will retain all pre-paid license fees unless such termination is a result of Licensor’s default.

14.	LIENS

14.1 If any mechanics, laborers, material liens or any other lien shall at any time be filed against the Premises or the Tower as a result of Licensee’s use or construction thereon, Licensee shall, within thirty (30) days after such lien is made or filed, cause the same to be discharged of record. Notice is hereby given that the Licensor shall not be liable for any labor or materials furnished to the Licensee and that no mechanic or other lien shall attach to or effect the estate or interest of Licensor in and to the property licensed herein.

14.2 Licensor shall have a lien on all antennas, transmission equipment, and any and all other equipment used and maintained by Licensee on the Premises, as security for license fees herein, which lien may be subordinated only to a security interest for a financial institution lending sums of money to Licensee which sums shall be and are, in fact, utilized only for said antennas, transmission equipment and any and all other equipment used and maintained by Licensee on the Premises. Such property shall not be removed therefrom without the consent of the Licensor until all arrearages in license fees as well as any and all sums of money then due to Licensor hereunder shall first have been paid and discharged. Upon termination of this License and cessation of use of the Premises and tower by Licensee all equipment put in at the expense of the Licensee which are not removed by Licensee within sixty (60) days after termination of this License, shall be deemed abandoned by Licensee and may be appropriated by Licensor without further notice of obligation to Licensee.

15.	HAZARDOUS SUBSTANCES

Licensor represents that it has no knowledge of any substance, chemical or waste (collectively, “substance”) on the Premises that is identified as hazardous, toxic or dangerous in any applicable federal, state or local law or regulation. Licensee will not introduce or use any such substance on the Premises in violation of any applicable law.

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

16.	NOTICES

Any notice required to be given pursuant to this License shall be in writing and shall be delivered either in person or by first class mail, postage prepaid, and certified. Licensor shall be addressed as follows:

Tower Top Investments, Inc.

Attention: Jennifer S. Ackley

P.O. Box 302179

St. Thomas, U.S. Virgin Islands 00803-2179

Or to such other address as Licensor may direct in writing. Notices to Licensee shall be addressed as follows:

Elandia Solutions, Inc.

Attention: Harley L. Rollins

1500 Cordova Road, Suite 300

Ft. Lauderdale, FL 33316

And invoices shall be addressed as follows:

Elandia Solutions, Inc.

Attention: Harley L. Rollins

17.	QUIET ENJOYMENT

Licensor covenants that Licensee, upon paying the license fees and observing the other covenants and conditions herein upon its part to be observed, will peaceably and quietly hold and enjoy the right to use the Premises, Access Easement and Utility Easement on the terms and conditions and for the purposes stated herein during the term of this License, as it may be extended, without hindrance, ejection or molestation by Licensor or any person(s) or entity(ies) claiming under the Licensor.

18.	CONDEMNATION OF PREMISES

18.1 If any governmental, public body or other condemning authority takes, or if Licensor transfers in lieu of such taking, all or part of the Premises, Access Easement or Utility Easement thereby making it physically or financially infeasible for the Premises to be used in the manner intended by the License Agreement, Licensee shall have the right to terminate this License effective as of the date of the taking by the condemning party and the license fees shall be prorated appropriately. If only a portion of the Premises, Access Easement or Utility Easement is taken, and Licensee does not elect to terminate

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

this License under this provision, then the License Agreement shall continue but license payments provided under this License shall abate proportionately as to the portion taken which is not then usable by Licensee, and Licensor shall make all necessary repairs and alterations to restore the portion of the Premises, Access Easement and Utility Easement remaining to as near their former condition as circumstances will permit (at a cost not to exceed Landlord’s proceeds from said condemnation or transfer).

18.2 In the event of any condemnation, taking or conveyance in lieu thereof which results in a termination of the License Agreement, Licensor will not be entitled to that portion, if any, of an award made to or for the benefit of Licensee for loss of Licensee’s business or depreciation, the cost of removal of Licensee’s trade fixtures and equipment or the value of any unexpired term of this License.

19.	ENTIRE AGREEMENT AND BINDING EFFECT

This License Agreement and any attached exhibits mentioning this License constitute the entire agreement between Licensor and Licensee; no prior written promises or prior contemporaneous or subsequent oral promises or representations will be binding. This License will not be amended or changed except by written instrument signed by the parties hereto. Section captions herein are for convenience of reference only and neither limit nor amplify the provisions of this License. The invalidity of any portion of this License shall not have any effect on the balance thereof. The provisions of this License shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of Licensor and Licensee.

20.	GOVERNING LAW AND JURISDICTION

This License will be construed under, and governed by, the laws of the United States Virgin Islands. Licensor and Licensee consent to the nonexclusive jurisdiction and venue of the courts located in the Territory of the United States Virgin Islands.

21.	WAIVER OF JURY TRIAL

In accordance with Sections 12.3 and 12.4 of this Agreement, the Licensor and Licensee each hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim, including, but not limited to, actions sounding in contract, tort, “bad-faith,” or otherwise, arising because of or in any way relating to this License Agreement and any of the documents executed in connection herewith or the transactions contemplated hereby.

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

IN WITNESS HEREOF, Licensor and Licensee have signed this License as of the 1st day of April, 2006.

LICENSOR: Tower Top Investments, Inc.

BY:	/s/ Jennifer S. Ackley
Jennifer S. Ackley, Vice President

ATTEST: /s/ G. R. Ackley

LICENSEE: Elandia Solutions, Inc.

BY:	/s/ Harley L. Rollins
Harley L. Rollins, CFO

ATTEST: /s/ Susan M. Zuker

License Agreement

Tower Top Investments Inc. & Elandia

Peterborg, St. Thomas

REQUEST FOR TOWER SPACE

SITE NAME: Peterborg

FCC LICENSEE:

ADDRESS:

FCC CALL SIGN(S):

A.	FREQUENCY:
TRANSMIT: Mhz RECEIVE: Mhz

B.	ANTENNA:
MANUFACTURER: MODEL:
LENGTH: . DIAMETER:
WIND LOAD @125 MPH:
ANTENNA BRACKETS MAKE:
HEIGHT ABOVE GROUND:
TOWER LEG TO BE MOUNTED ON:

C.	TRANSMISSION LINE:
MANUFACTURER: MODEL:
DIAMETER:

D.	TRANSMITTER:
MANUFACTURER: MODEL:
RATED POWER OUTPUT: WATTS:
OUTPUT POWER THIS USE: WATTS:
INPUT POWER AC TRANSMIT: WATTS:
INPUT POWER AC RECEIVE: WATTS:

E.	ATTACH INSURANCE CERTIFICATE

F.	ATTACH COPY OF FCC LICENSE

G.	ATTACH COPY OF INSTALLATION DETAILS

H.	ATTACH COPY OF FREQUENCY CONFLICT STUDY

I.	FLLOR SPACE REQUIREMENTS - sufficient space to install two BTS cabinets

REQUEST APPROVED: DISAPPROVED:

BY: DATE:

REASON FOR DISAPPROVAL OR SPECIAL CONDITIONS: